News Release
FOR IMMEDIATE RELEASE

TEREX CORPORATION ANNOUNCES RECEIPT OF REQUISITE CONSENTS FOR
CONSENT SOLICITATION

WESTPORT, CT, September 8, 2015 -- Terex Corporation (NYSE: TEX) ("Terex") announced today that it has received the requisite consents with respect to its previously announced consent solicitation from holders of its 6.00% Senior Notes due 2021 (the “2021 Notes”) and 6.50% Senior Notes due 2020 (the “2020 Notes” and together with the 2021 Notes, the “Notes”) to certain proposed amendments to the indentures governing the Notes. The consent solicitation was conducted in connection with the previously announced merger (the “Merger”) of Terex with Konecranes Plc, a Finnish public company limited by shares (“Konecranes”).
The consent solicitation expired at 5:00 p.m., New York City time, on September 4, 2015 (the “Expiration Time”). As of the Expiration Time, Terex had received the requisite consents needed to approve the proposed amendments to the indentures governing the Notes. These consents cannot be revoked.
Having received the requisite consents for each series of Notes, Terex intends to promptly execute supplemental indentures covering the proposed amendments to the indentures, as described in greater detail in the Consent Solicitation Notice (the “Notice”) previously provided to holders of Notes. The terms of the supplemental indentures will not become operative unless and until the remaining conditions to the consent solicitation have been satisfied or waived.
In the event that each of the conditions to the consent solicitation described in the Notice is satisfied or waived, including but not limited to consummation of the Merger, Terex will pay to each holder of record of Notes as of 5:00 p.m., New York City time, on August 26, 2015, who delivered a valid consent prior to the Expiration Time, a cash fee of $17.50 for each $1,000 principal amount of 2021 Notes and $10.00 for each $1,000 principal amount of 2020 Notes consented to by such holder. Holders of Notes of any series who did not submit consents prior to the Expiration Time will not receive a consent fee, even if the proposed amendments become operative with respect to such series of Notes. Subject to applicable law, the consent solicitation with respect to either series of Notes may be abandoned or terminated for any reason at any time, including after the Expiration Time and prior to the applicable proposed amendments becoming operative, in which case the consents received with respect to such series of Notes will be voided and no consent fee will be paid to any holders with respect to such consents.
Consummation of the Merger is expected to occur in the first half of 2016, subject to satisfaction of closing conditions including approval by Terex’s stockholders and Konecranes’ shareholders.
Terex engaged Credit Suisse Securities (USA) LLC to act as Solicitation Agent and Global Bondholder Services Corporation to act as Information and Tabulation Agent for the consent solicitation. Questions regarding the consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or (212) 538-2147 (collect). Requests for documents relating to the consent solicitation may be directed to Global Bondholder Services Corporation at (866) 470-3800 (toll-free), (212) 430-3774 (banks and brokers), (212) 430-3775/3779 (facsimile) and (212) 430-3774 (confirmation).
This press release is for informational purposes only and the consent solicitation was only made pursuant to the terms of the Notice and the related Consent Form. The consent solicitation was not made to, and consents were not solicited from, holders of Notes in any jurisdiction in which it is unlawful to make such consent solicitation or grant such consent. None of Terex, the Trustee, the Solicitation Agent or the Information and Tabulation Agent made any recommendation as to whether or not holders should deliver consents.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.
Forward-Looking Statements
This press release may contain forward-looking information and statements regarding Terex and the consent solicitation.  Any statements included in this press release that address activities, events or developments that will or may occur in the future are forward looking, and include among others, statements regarding: (i) the proposed amendments, (ii) the expected payment of a consent fee, and (iii) the consummation of the Merger.  Actual results may differ materially due to a variety of factors including: changed market conditions, the conditions for completing the Merger, the participation of and level of participation by the holders of Notes in the consent solicitation and other factors listed in the Notice under “Statement Regarding Forward-Looking Statements.”  Except as required by law, Terex undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change.  Do not place undue reliance on forward-looking information.
About Terex
Terex Corporation is a lifting and material handling solutions company reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to investors and the market.

Contact Information:
Tom Gelston
Vice President, Investor Relations
Phone: (203) 222-5943
Email: thomas.gelston@terex.com

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

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